Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 257237

LIGHTNING EMOTORS, INC.

SUPPLEMENT NO. 6 TO

PROSPECTUS DATED JULY 8, 2021

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 7, 2022

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of Lightning eMotors, Inc. (the “Company”), dated July 8, 2021 (as amended from time to time, the “Prospectus”). This Supplement No. 6 is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2022 and February 1, 2022 (the “Current Reports”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed. Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 6 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 6 you should rely on the information in this Supplement No. 6.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus and in Section 1A. Risk Factors of our Quarterly Report for the quarterly period ended September 30, 2021 before buying our common stock and warrants.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2021

Lightning eMotors, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39283	84-4605714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

815 14th Street SW, Suite A100 Loveland, Colorado 80537 (Address of principal executive offices and zip code)

1-800-223-0740
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZEV.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2021, Lightning eMotors, Inc. (the “Registrant”) and William Kelly, Chief Technology Officer of the Registrant, entered into a separation and consulting agreement (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Kelley is retiring from his role as Chief Technology Officer effective as of January 3, 2022 but will continue to provide consulting services to the Registrant for 12-months (the “Consulting Period”).

Under the Agreement, each of Mr. Kelley’s unvested equity awards will be accelerated upon the effectiveness of the release of claims. During the Consulting Period Mr. Kelley is expected to provide at least 40 hours of service per month and will receive a consulting fee of $100,000 per year, payable in 12 equal monthly installments, subject to Mr. Kelley’s provision of services to the Registrant.

The description of the Agreement in this Item 5.02 is qualified in its entirety by reference to the terms of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2021

Lightning eMotors, Inc.

By:	/s/ Timothy Reeser
Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2022

Lightning eMotors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

815 14th Street SW, Suite A100

Loveland, Colorado 80537

(Address of principal executive offices, including zip code)

1-800-223-0740

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZEV.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 26, 2022, Meghan Sharp informed the Board of Directors (the “Board”) of Lightning eMotors, Inc. (the “Company”) of her resignation as a member of the Board effective February 7, 2022. Dr. Sharp informed the Board that she is resigning as a result of her recently accepted position at Decarbonization Partners, a partnership of BlackRock Inc. and Temasek Holdings Pte.

Item 7.01 Regulation FD Disclosure.

A copy of the Company's press release relating to the announcement described in Item 5.02(b) is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 1, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: February 1, 2022
By:	/s/ Timothy Reeser
Chief Executive Officer